  Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 17, 2024, except for Note K, as to which is December 19, 2025 relating to the financial statements appearing in the Annual Report on Form 10-K of BNB Plus Corp. (formerly Applied DNA Sciences, Inc.) for the year ended September 30, 2024.

/s/ Marcum llp

Melville, NY

January 29, 2026